SunTrust Mortgage, Inc.                      Ralph B. Carrigan
Mail Code CC-502                             President & Chief Operating Officer
P.O. Box 4333
Atlanta,  GA 30302
Tel (770) 352-5610
Fax (770) 352-5608








(logo)SUNTRUST



January 31, 1997



Arthur Andersen LLP
133 Peachtree Street, NE
Atlanta, Georgia 30303



Dear Sirs:


As of and for the year ended December 31, 1996, SunTrust Mortgage, Inc. has complied in all material respects with the minimum servicing standards set forth in the Mortgage Bankers Association of America's UNIFORM SINGLE ATTESTATION PROGRAM FOR MORTGAGE BANKERS. As of and for this same period, SunTrust Mortgage, Inc. had in effect a fidelity bond and errors and omissions policy in the amounts of $100,000,000 and $15,000,000 respectively.



Sincerely,



/s/Ralph B. Carrigan
Ralph B. Carrigan
President/COO



RBC/rh



CFO\AA297